Exhibit 99.1

[i2 logo]

Q Investments’ $100 Million Equity Investment in i2 Completed

$20 million investment by founder Sanjiv Sidhu also funded;

Pranav Parikh named to i2 Board of Directors

DALLAS – June 3, 2004 - i2 Technologies, Inc. (OTC: ITWO), a leading provider of closed-loop supply chain management solutions, today announced that the previously disclosed $100 million equity investment in i2 by an affiliate of Q Investments has closed and been funded. The equity investment expands the ownership interest of Q Investments, a private investment firm and one of i2’s significant shareholders, to approximately 140 million shares of the common stock of the company on an as converted basis.

In addition, the previously announced $20 million investment in the company by i2 founder, chairman and CEO Sanjiv Sidhu has closed and been funded. Sidhu has purchased $20 million of i2 common stock at $.926 per share. As a result of this transaction, Sidhu holds approximately 138 million shares of common stock of the company.

The combined investments have increased i2’s cash position by approximately $120 million. i2 reported a total cash and investments position of $290 million as of March 31, 2004.

As a part of the Q Investments transaction, i2 intends to expand its current Board of Directors from three to seven members. Pranav Parikh, a portfolio manager with Q Investments, is the first of the four new directors to be appointed. Q Investments is expected to nominate a second board member in the next 90 days.

i2 designs and delivers an extensive breadth of industry-leading supply chain software to help companies integrate between planning and execution by constantly adapting their planning models for changing business conditions. i2’s global customer base consists of some of the world’s market leaders – including seven of the Fortune global top 10 – and spans a variety of industries including automotive, high technology, retail and consumer product goods with additional resources put towards metals, aerospace and defense, and transportation companies.

About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders – including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the expansion of i2’s board of directors. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed on May 10, 2004 and the Annual Report on Form 10-K/A filed on March 17, 2004. i2 assumes no obligation to update the forward-looking information contained in this news release.

About Q Investments

Q Investments is a private investment firm based in Fort Worth, TX. The firm currently manages through its family of funds $2 billion in capital for large institutions and high net worth families. The firm was founded in 1994 and has invested successfully across the whole capital structure including bank debt, bonds and equity with an emphasis on value investing.

For More Information Contact:

Beth Elkin

i2 Corporate Communications

469-357-4225

Beth_Elkin@i2.com

Barry Sievert

Shelton Investor Relations for i2

972-239-5119 ext 134

bsievert@sheltongroup.com